SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FLM MINERALS INC.
 (Name of small business issuer in its charter)

Nevada	1081
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

#14 - 8 No. 58 Haidian Road
Haidian District	Corporation Trust Company of Nevada
Beijing, China 100086	6100 Neil Road, Suite 500
#14 - 8 No. 58 Haidian Road 011 86 106261 6955	Reno, Nevada 89511 775-688-3061
(Address and telephone number of registrant's	(Name, address and telephone
executive office)	number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ X ]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer (Do not check if a smaller reporting company)	[ ]	Smaller Reporting Company	[X]

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	906,300	$0.30	$271,890	$8.35

[1]        Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

REASON FOR POST EFFECTIVE AMENDMENT

This post-effective amendment is filed to update information regarding the FLM Minerals Inc.

Prospectus

FLM MINERALS INC.
Shares of Common Stock
906,300 Shares of Common Stock

We are registering for sale by selling shareholders, 906,300 shares of common stock.  We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.30 per share until such time as the shares of our common stock become quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange.   If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks.  See "Risk Factors" starting at page 6.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation.  We own one property.  The one property consists of four mining claims.  We intend to explore for gold on the property.

Our administrative office is located at #14 - 8 No. 58 Haidian Road, Haidian District Beijing, China 100086 and our telephone number is 011 86 106261 6955 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is November 30.  Our mailing address is #14 - 8 No. 58 Haidian Road, Haidian District Beijing, China 100086.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	906,300 shares of common stock
Offering price per share	$0.30
Net proceeds to us	None
Number of shares outstanding before the offering	6,906,300
Number of shares outstanding after the offering if all of the shares are sold	6,906,300

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of May 31, 2010 (Unaudited)	As of November 30, 2009 (Audited)	As of November 30, 2008 (Audited)
Balance Sheet
Total Assets	$70,758	$81,795	$103,799
Total Liabilities	$3,700	$7,100	$6,200
Stockholders Equity	$67,058	$74,695	$97,599

	Three Months Ended May 31, 2010 (Unaudited)	Year Ended November 30, 2009 (Audited)	Year Ended November 30, 2008 (Audited)
Income Statement
Revenue	$-0-	$-0-	$-0-
Total Expenses	$5,328	$22,904	$77,781
Net Loss	$(5,328)	$(22,904)	$(77,781)

RISK FACTORS

           Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with FLM Minerals Inc.:

1.  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months.  As such we may have to cease activities and you could lose your investment.

2.  Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote.  In all probability, the property does not contain any reserves.  As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

3.  We lack an operating history and have losses which we expect to continue into the future.  As a result, we may have to suspend or cease activities.

We were incorporated on August 31, 2006 and we have not started our proposed business activities or realized any revenues.  We have no operating history upon which an evaluation of our future success or failure can be made.  The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods.  This will happen because there are expenses associated with the research and exploration of our mineral properties.  As a result, we may not generate revenues in the future.  Failure to generate revenues will cause us to suspend or cease activities.

4.  Because we will have to spend additional funds to determine if we have a reserve, if we can=t raise the money we will have to cease operations and you could lose your investment.

Even if we complete our current exploration program and are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

5.  Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity.  As such we may not be able to complete an exploration program that is as thorough as we would like.  In that event, an existing reserve may go undiscovered.  Without a reserve, we cannot generate revenues and you will lose your investment.

6.  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration.  We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

7.  Because our officers and directors have other outside business activities and each will only be devoting 25% of his time or approximately ten hours per week to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because our officers and directors have other outside business activities and each will be only be devoting 25% of his time or ten hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to them.  As a result, exploration of the property may be periodically interrupted or suspended.

8. We own no interests in any properties and have no known mineral reserves. Without mineral reserves we cannot generate income and if we cannot generate income we will have to cease operations which result in the loss your investment. We own no interests in any properties and have no known mineral reserves. Without mineral reserves, we have nothing to economically remove. If we have nothing to economically remove from the property, we cannot generate income and if we cannot generate income we will have to cease operation which will result in the loss of your investment.

9. Currency fluctuations and government control of currency conversion may adversely affect our financial condition and results of operations.

Our reporting currency is the U.S. dollar and our operations in China will be paid for in local currency as the functional currencies. We will receive substantially all of our revenues in Chinese Renminbi (“RMB”), which currently is not a freely convertible currency. A portion of these revenues must be converted into other currencies to meet our foreign currency obligations including, among others, legal and accounting fees, payment of dividends declared, if any, in respect of our shares. Restrictions on currency exchange may limit our ability to utilize our revenues effectively. We are also subject to the effects of exchange rate fluctuations with respect to any of these currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of RMB against the U.S. dollar.

10. Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

11. Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  The Chinese laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties   Because of the legal uncertainties and  because the majority of our assets may be located in the People’s Republic of China (the “PRC”), it may be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.   Further, in considering whether to enforce a foreign judgment in China, the court considers whether the judgment violates basic principles of the law of the PRC; its social interests; and ascertains that foreign judgment has validity.  If the court is not satisfied with the foregoing, the matter is referred back to the jurisdiction that rendered the judgment. The cost and likelihood of successfully enforcing a U.S. judgment in China is, in our opinion, remote at best.

Risks associated with this offering:

12. Because all of our assets, our officers and our directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or our officers and directors.

All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our officers and directors are nationals and/or residents of a country other than the United States, and all of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our sole officer and  director predicated upon the securities laws of the United States or any state thereof.

13.  Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock.  Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares.  If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

14.  Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock.  In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

15.   Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company=s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder=s ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors.  We selected the $0.30 price of the sale of our shares of common stock.  This was the price the selling shareholders paid for the shares.  Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are forty selling shareholders.  They may be deemed underwriters.  They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.30 per share until such time as the shares of our common stock become quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange.   If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $30,000.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.  Not engage in any stabilization activities in connection with our common stock;

2.  Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 6,906,300 shares of common stock outstanding as of May 31, 2010, 6,000,000 are owned by our officers and directors and may only be resold pursuant to Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer=s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

We were incorporated on August 31, 2006.  Our administrative office is located at 14-8, No. 58 Haidian Road, Haidian District, Beijing, China, 100086 and our telephone number is 011 86 10 6261 6955 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is November 30th.  Our mailing address is 14-8. No. 58 HaidianRoad, HaidianDistric, Beijing, China, 100086.

We are an exploration stage mining company.  We have no ore bodies.  We acquired the right to conduct exploration activities on four claims known as the New Dawn claims on October 18, 2006 pursuant to an agreement with Altair Minerals Inc, which right we terminated.  .  The Company has been and is currently seeking mineral opportunities in China.

Our proposed exploration program

We intend to acquire or option a property and prospect for gold in China. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations.

In addition, we may not have enough money to complete the exploration of our property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

After we acquire a property, we must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed. There is no assurance that we will ever acquire or option a property.

We intend to seek out raw undeveloped property by retaining the services of a professional mining geologist to be selected. As of the date of this registration statement, we have not selected a geologist. Our properties will in all likelihood be undeveloped raw land. That is because raw undeveloped land is much cheaper than to try to acquire an existing developed property. A developed property is one with a defined ore body.

Thereafter, exploration will be initiated.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore any property we may obtain. Again, at the present time we do not own any interest in any properties.

We do not claim to have any minerals or reserves whatsoever.

We intend to implement an exploration program which consists of rock sampling. Rock sampling is the collection of a series of small chips over a measured distance, which is then submitted for a chemical analysis, usually to determine the metallic content over the sampled interval, a pre-determined grid laid out on the property. If the rock sampling is successful, then further work by way of a Controlled Source Magnetotelluric survey may be in order. This is an electromagnetic method used to map the variation of the Earth's resistivity (the resistance of the earth to conduct electricity) by measuring naturally occurring electric and magnetic fields at the Earth's surface. This process gives an indication of where drilling locations may be warranted. If drilling were to be indicated, then our first choice would be Reverse Circulation Drilling. This is a less expensive form of drilling that does not allow for the recovery of a tube or core of rock. The material is brought up from depth as a series of small chips of rock that are then bagged and sent in for analysis. This is a quicker and cheaper method of drilling, but does not necessarily give one as much information about the underlying rocks. If warranted, core sampling would follow this stage. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract samples of earth. Our mining engineer will determine where drilling will occur on the property. As of the date of this registration statement, we have not retained the services of any mining engineers, and would not entertain doing so until an appropriate property has been secured. The drill samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the drill samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. Our current financial condition is designed to only fund the costs of rock sampling and testing.

Our plan of operation, time frames involved and costs are as follows:

Item or Activity	Cost
Property Acquisition	$10,000
Consulting Service	$5,000
Surface Sampling & Geochemical Analysis	$15,000
Mobilization/Demobilization Contractor	$12,000
Dozer, Grader, Backhoe, ATV	$12,000
Reclamation/Bond	$3,000
Field Supplies	$300
Travel Expenses	$3,000

We have allocated $10,000 for the securing of one property in China. We have not selected a property at this time. We intend to secure a property within the next twelve months. The cost of which should not exceed $10,000.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of rock sampling (the collection of a series of small chips over a measured distance, which is then submitted for a chemical analysis, usually to determine the metallic content over the sampled interval, a pre-determined location(s) on the property), and cost of analyzing these samples. Since we do not own an interest in any properties, we have not begun exploration. Consulting fees will not be paid except on an as needed basis and should not exceed $5,000.00 for the next 12 months.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could then not be spent on exploration.

We have allocated a range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If our initial exploration proves positive results, we will expand the exploration activities to include reverse circulation drilling. This is a less expensive form of drilling that does not allow for the recovery of a tube or core of rock. The material is brought up from depth as a series of small chips of rock that are then bagged and sent in for analysis. This is a quicker and cheaper method of drilling, but does not necessarily give one as much information about the underlying rocks. If warranted, core drilling would follow this stage.

If we discover significant quantities of mineralized material, we will begin technical and economic feasibility studies to determine if we have reserves. Only if we have reserves will we consider developing the property.

Once we have secured a property, and if through early stage exploration we find mineralized material and it is feasible to expand the exploration program, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need, we will have to find alternative sources of funding, like a public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officer and director, however, our officer and director is unwilling to make any commitment to loan us any significant amounts of money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will be conducting research in the form of exploration of the property we intend to secure. Our exploration program is explained in as much detail as possible in the business section of this registration statement. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of minerals and we have determined they are economical to extract from the land.

The breakdown of estimated times and dollars was made in consultation with mining engineers in China.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we do not own an interest in a property. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have a plan to take our company to revenue generation. That is because we have not located an ore body yet and it is impossible to project revenue generation from nothing.

If we do not find mineralized material, we will allow the option to expire.

Gold Mining In China

Gold mining in China dates back to the Song Dynasty. The Chinese government began reforms in the mid-1990s encouraging small operators to consolidate and allow foreign companies to form joint ventures.  The intent was for Chinese companies to learn modern management practices; financial controls; and industrial, environmental and safety standards.

Chinese Mining Law

The Mineral Resources Law of the PRC is the principal mining law of the State. Together with the PRC Constitution, it stipulates that rights to the mineral resources within the territories of China vest in the State.

Constitution

Under the Chinese Constitution, all mineral resources occurring within China's territorial boundaries belong to the State, and there is a tri-level structure of legislative power whereby the lower level is subject to, and must not contravene, the more upper level. The three levels of legislative power consist of national legislation (the National People's Congress), followed by the state administrative rules and regulations (State administration), and finally, by the local regulations (provincial congresses).  Administrative departments functioning directly under the State Council may formulate implementation rules, which will have effect within their respective departments.

Laws

The Mineral Resources Law of the PRC, adopted March 19, 1986, amended on August 29, 1996 ("Amendments") and effective as amended as of January 1, 1997 (after passage of the 21st Session of the Standing Committee of the 8th National People's Congress on August 29, 1996), is the principal mining law. The Amendments were adopted to achieve the policy goals set forth above. Same treatment is now to be accorded foreign investment enterprises as to domestic enterprises, regarding exploration rights, mining rights and the transfer of those rights.

China has adopted a licensing-type of system for the exploration and exploitation of the mineral resources. Exploration permits (or licenses) are registered and issued to "licensees" in the form of 3-year leases (7 years for oil and gas) from the Central or the Provincial Bureau of Land and Resources. The exploration permit area is described by a "basic block" of 1' of longitude x 1' of latitude (approximately 848 acres);15 an exploration permit for metallic and non-metallic minerals has a maximum of 40 basic blocks and for coal, has a maximum of 200 basic blocks.

When an economic deposit is discovered, the licensee may apply for a 2-year renewal or retention of the exploration right (permit) within thirty (30) days prior to expiration of the permit term, for a maximum period of four (4) years or two extensions, covering the area of the economic deposit.   Among the obligations under the permit are scheduled minimum exploration expenditures18 (the portion of which actual expenditures are greater than the year's scheduled expenditures is creditable against the next year's scheduled expenditures), reporting requirements with the local county and licensing authority and scheduled payments per kilometer for exploration right (i.e., rentals).   The permittee, with approval and compliance with exploration expenditures, may transfer its explorations right.

The mining license holders of a mining right are termed "concessionaires," and their license terms are determined by the magnitude of a mining project. If the size of a mining project is large, the maximum term of the mining license is thirty (30) years, and scaled down from there to as low as ten (10) years for one small in size.  The mining licensee may extend the term of a mining license with an application thirty (30) days prior to expiration of the term. The "rentals" for exercise of the mining right are a fee of 1,000 RMB per square kilometer per year. The Ministry of Land and Resources is responsible for approving exploitation applications for coal, hydrocarbons, precious metals, most base metals, most non-metallics, rare earths and other minerals as listed in the appendix to the Regulations on Registration for Exploration of Mineral Resources, for large scale reserves. The concessionaire, or mining licensee, may transfer with governmental approval all or a portion of its mining right.

While taxation and environmental regulation are beyond the general scope of this paper, the reader should be aware that significant regulations exist in these areas affecting mining. There are numerous taxes, charges and fees that apply to the mineral industries, including the value added tax, resources tax, mineral resources compensation (royalties), corporate income tax, city construction tax, land use tax, business tax and other taxes or assessments. As for environmental regulations, the basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law and the Mineral Resources Law.

Administrative regulations

The legal rights and interests of the holder of mineral titles are under the protection of the Chinese Government, pursuant to the Rules for Implementation of the Mineral Resources Law of the PRC, promulgated March 20, 1994 ("Mineral Resources Rule"). As discussed above, China has adopted a licensing-type system for exploration and exploitation of its mineral resources; the exploration permittee, or holder of the exploration permit has the following rights: to undertake without interference exploration within the area under permit during the permit term, to have a priority to obtain a mining license upon discovery of a mineral deposit of commercial value, to construct necessary exploration facilities and to pass through other exploration areas and adjacent ground to access the permitted area, among other rights.

While exploration permits are registered and issued to licensees in the form of 3-year term leases, initially, from the Central or Provincial Bureau of Land and Resources, as discussed above, at least one longer term joint venture lease (20 years) has been reported.  The obligations of the permittees include the following: to start exploration within the prescribed term, to report to the appropriate exploration management government agency, to conduct its exploration activities in accordance with the permit, to conduct a comprehensive exploration program for all key and associated minerals, to submit mineral exploration reports for review and approval and to comply with other applicable laws and regulations.

The amended law stipulates that an exploration licensee has a priority, an exclusive right to obtain the "mining right" within the area under the exploration right, when there has been a discovery, to conduct mining operations, pursuant to applicable regulations (for example: mining plans, financial and technical qualifications and environmental impact statements).

Once mining licenses are obtained, the rights of the concessionaires include the following: to conduct mining operations within the term and mining area prescribed by the license, to sell the mineral products by themselves, except for those mineral products which the State Council had prescribed for unified purchase, to construct production facilities within the mining area, to acquire land use and other rights. As well, the concessionaires have obligations including reporting requirements and submission to inspections. Additionally, the miner - applicant for a mining right (concession) must present, with its plan for development and utilization of the mineral resources under lease, an environmental impact statement.

On February 12, 1998, the State Council issued three sets of regulations (the three "items of regulations") to implement the Amendments, as follows: (1) the Regulations on Registration for Mineral Exploration; (2) the Regulations on Registration for Exploration of Mineral Resources; and (3) the Regulations on Transfer of Exploration Rights and Mining Rights.

Local law considerations

The congress of a province or autonomous may adopt local mining regulations. The departments under provincial governments, autonomous regions and municipalities directly under the Central Government are responsible for exploration applications for mineral resources not reviewed by the Ministry of Land and Resources, such as oil shales, manganese, chromium, iron or sulphur and those whose reserves are "medium" in scale. Prefecture and county level departments are responsible for "small-scale" mineral resources.

Laws and regulations relating to foreign investment

China first allowed foreign investment in prospecting and mining in 1993 with prospecting for, and exploitation of, the Tarim Basin's natural gas reserves in western China.39 The Ministry approves exploration applications for mineral resources to be explored by foreign investment entities.   The mineral resources available to foreign investments (generally not as wholly owned foreign investments) are divided into three categories: (1) Group A ("encouraged" projects) -- coal and associated minerals mining and separation, iron ore mining and beneficiation, base metal (copper, lead, zinc and aluminum) and nonmetallic minerals; (2) Group B ("restricted" projects) -- coke/coal mining, copper processing, precious metal mining and processing (gold, silver, and platinum group metals), other base metals (tin, tungsten and antimony), rare earth minerals and gemstones; and (3) Group D -- minerals not included in Group A, B or C.41 A "Group C" project for prohibited minerals includes radioactive minerals, boromagnesites and celestites.

The Ministry approves exploration applications for mineral resources to be exploited (mined) by foreign investment.42 The transfer of foreign investment mining rights, as well as similar (mined) exploration rights, are subject to approval by the Ministry pursuant to any other transfer conditions as discussed above.

The general procedure for implementing foreign investment in exploration of Chinese mineral resources (at the Central Government level) is described as a seven step process: Step 1 - inquire with the Ministry about available land areas; Step 2 - reserve the name of the proposed entity; Step 3 - apply to the Ministry for designation of an exploration (or mining) area; Step 4 - apply to the Ministry of Foreign Trade and Economic Cooperation (or local agency) for authority of the proposed business entity; Step 5 - obtain a business license; Step 6 - apply to the Ministry for a grant of the exploration right (or the mining right); and Step 7 - apply to the Ministry for a land use right.43 The Ministry of Foreign Trade and Economic Cooperation and the State Environmental Protection Agency issued provisions in 1993 on environmental protection management with regard to foreign investment.

Of particular interest for foreign investment, gold and silver (pursuant to an official "Gold Policy") have been subject to regulatory changes of their restricted or protected status in the 1990s. Under the Gold Policy, gold had to be sold by the miner exclusively to the Bank of China at the current international market price discounted, initially, at 10% and, subsequently, at 3%. Pursuant to State Council direction, the Bank of China has authority to adjust the purchase price with respect to the gold market prices under certain criteria. The price of gold has been raised to more closely track the international market prices, e.g., the "London Fix." Subject to the same policy are the low grade (less than 0.03 ounces per ton) and refractory-processed (sulphide ore) gold deposits, that have been the sole deposits open to foreign investors; however, such foreign investors may retain their investment if, as development proceeds, they discover a high grade or nonrefractory gold deposit.

Revised regulations for the settlement, selling and payment of foreign exchange came into effect in 1996.  The foreign exchange regulations apply to domestic, as well as foreign, investment enterprises.

Chinese General Business Laws

In China, we are required to register as a private enterprise.  A private enterprise is one which is privately funded, that is not state funded.  We intend to so register as soon as we complete our public offering.  The registration fee is 0.1% of our capital or $0.01, however, there is a minimum fee of 50 RMB.  We will pay the minimum fee upon completion of our public offering.  In addition, we will pay a business tax of 3% of our net revenues.  Business tax rates in China are at a flat rate, but vary based upon the business.  While we pay 3%, entertainment companies pay 15%.

It is very important to remember in China that rules and regulations are conditioned upon satisfaction of Chinese “social interests”.  This allows for a subjective determination by the government when issuing licenses.  We intend to seek our license after we complete our public offering and are in a position to begin operations.  If we are unable to raise the minimum amount in this offering, we will not seek the license.

The majority of our revenues will be settled in RMB and, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  The Chinese laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties   Because of the legal uncertainties and because the majority of our assets may be located in the People’s Republic of China (the “PRC”), it may be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.   Further, in considering whether to enforce a foreign judgment in China, the court considers whether the judgment violates basic principles of the law of the PRC; its social interests; and ascertains that foreign judgment has validity.  If the court is not satisfied with the foregoing, the matter is referred back to the jurisdiction that rendered the judgment. The cost and likelihood of successfully enforcing a U.S. judgment in China is, in our opinion, remote at best.

Employees and Employment Agreements

At present, we have no full-time employees. Our officers and directors are part-time employees and each will devote about 10 hours or 25% of their time per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties.  As of February 28, 2010, we have not looked for or talked to any geologists or engineers who will perform work for us in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly we when we need capital, we must raise cash from sources other than the sale of minerals.

Our officers and directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. Other than as described in this paragraph, we have no other financing plans. Our success or failure will be determined by what we find under the ground.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

We do not own an interest in any property and have moved our principal focus to seeking opportunities in China.

If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not have enough money to complete our programs, we will have to cease activities until additional funds are raised.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease activities until we raise more money. If we cease activities, we do not have future plans for our company.

We do not intend to hire additional employees at this time. All work will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Results of Operations

From Inception on August 31, 2006 to May 31, 2010

On October 18, 2006, we entered into an option agreement with Altair Minerals Inc. to purchase the New Dawn property comprised of four twenty acre mining claims.  The agreement with Altair Minerals Inc. was terminated on December 14, 2007.

We raised $271,890 in a private placement pursuant to Regulation S of the Securities Act of 1933.

Since inception, we have used the proceeds from the private placement to fund our operations. No work had been done on the property as at May 31. Management has evaluated two potentially larger and presumably more financeable prospects in Mainland China. Based on our evaluations, neither has been acquired.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must conduct research and exploration of a property before we start production of any minerals we may find .

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

As of the date of May 31, 2010, we have yet to generate any revenues from our business operations.

We issued 6,906,300 shares of common stock pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock.

As of May 31 2010, our total assets were $70,758 and our total liabilities were $3,700.

Recent accounting pronouncements

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We have not yet determined the impact of the adoption of SFAS No. 160 on our financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We have not yet determined the impact of the adoption of SFAS No. 141R on our financial statements and footnote disclosures.

            In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. We have not yet determined the effect, if any, of the adoption of this statement on our financial condition or results of operations.

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. We have not yet determined the effect, if any, of the adoption of this statement on our financial condition or results of operations.

In April 2009, the FASB issued FSP FAS 157-4, "Determining Fair Value When Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" (FSP 157-4). FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities when the volume and level of activity for the asset/liability has significantly decreased. FSP 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly. In addition, FSP 157-4 requires disclosure in interim and annual periods of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques. We have not yet determined the effect, if any, of the adoption of this statement on our financial condition or results of operations.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairment" (FSP 115-2/124-2). FSP 115-2/124-2 amends the requirements for the recognition and measurement of other-than-temporary impairments for debt securities by modifying the pre-existing "intent and ability" indicator. Under FSP 115-2/124-2, another-than-temporary impairment is triggered when there is intent to sell the security, it is more likely than not that the security will be required to be sold before recovery, or the security is not expected to recover the entire amortized cost basis of the security. Additionally, FSP 115-2/124-2 changes the presentation of another-than-temporary impairment in the income statement for those impairments involving credit losses. The credit loss component will be recognized in earnings and the remainder of the impairment will be recorded in other comprehensive income. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, "Interim Disclosure about Fair Value of Financial Instruments" (FSP 107-1/APB 28-1). FSP 107-1/APB 28-1 requires interim disclosures regarding the fair values of financial instruments that are within the scope of FAS 107, "Disclosures about the Fair Value of Financial Instruments." Additionally, FSP 107-1/APB 28-1 requires disclosure of the methods and significant assumptions used to estimate the fair value of financial instruments on an interim basis as well as changes of the methods and significant assumptions from prior periods. FSP 107-1/APB 28-1 does not change the accounting treatment for these financial instruments. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 became effective in the third quarter of 2009 and did not have a material impact on our Consolidated Financial Statements.

 In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which amends FASB Interpretation No. 46(revised December 2003) to address the elimination of the concept of a qualifying special purpose entity. SFAS 167 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, SFAS 167 provides more timely and useful information about an enterprise’s involvement with a variable interest entity. SFAS 167 will become effective in the first quarter of 2010. We are currently evaluating the impact of this standard on our Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”), which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with generally accepted accounting principles. SFAS 168 explicitly recognizes rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under federal securities laws as authoritative GAAP for SEC registrants. SFAS 168 will become effective in the fourth quarter of 2009 and will require the Company to update all existing GAAP references to the new codification references for all future filings.

MANAGEMENT

Officers and Directors

Our directors serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until their successor is duly elected and qualified, or until they are removed from office.  The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Xin Chen	48	President, Principal Executive Officer Principal
#14-8, No. 58 Haidian Road		Financial Officer, Treasurer, Principal Accounting
Haidian District		Officer, Secretary, and sole member of
Beijing, China		the Board of Directors.

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Since September 11, 2008, Mr. Chen has been our president, principal executive officer, principal financial officer, principal accounting officer, treasurer, secretary and sole member of the board of directors of FLM Minerals, Inc.  From October 29, 2006 to October 19, 2007, he was president, CEO and director of Kinglake Resources, Inc.  Since July 2004, he has been the owner of Beijing ENET Information Consulting Co. Ltd., located in Beijing, China. Beijing ENET Information Consulting Co. Ltd. is engaged in the business of Telecommunication consulting and program development. From September 1998 to April 2004, he was a project manager for AT&T China, Inc.

Audit Committee Financial Expert

We do not have an audit committee financial expert.  We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

At the present time, we do not foresee a direct conflict of interest.  The only conflict that we foresee is that all of our officers and directors devote time to projects that do not involve us.  In the event that our officers and directors cease devoting time to our operations, they have agreed to resign officers and directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the last three fiscal years ending November 30 for each of our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

EXECUTIVE OFFICER COMPENSATION TABLE

						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Xin Chen	2009	0	0	0	0	0	0	0	0
President	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

George Heard	2009	0	0	0	0	0	0	0	0
(former President)	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Jianxing Qian	2009	0	0	0	0	0	0	0	0
(former Principal	2008	0	0	0	0	0	0	0	0
Financial Officer)	2009	0	0	0	0	0	0	0	0

We do not anticipate paying any salaries in 2010.  We do not anticipate paying salaries until we have a defined ore body and begin extracting minerals from the ground.

Compensation of Directors

The members of our board of directors are not compensated for their services as directors. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.

DIRECTOR=S COMPENSATION TABLE

Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Xin Chen	0	0	0	0	0	0	0

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which  he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering.  The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

Number of
			Shares After	Percentage of
	Number of	Percentage of	Offering	Ownership After
	Shares	Ownership	Assuming all of	the Offering
Name and Address	Before the	Before the	the Shares are	Assuming all of the
Beneficial Owner [1]	Offering	Offering	Sold	Shares are Sold
Xin Chen	0	0.00%	0	0.00%
#14-8, No. 58 Haidian Road
Haidian District
Beijing, China

Chester Shynkaryk	2,000,000	28.96%	2,000,000	28.96%
4690 - 55B Street
Delta, British Columbia
Canada V4K 3B7

George Heard	2,000,000	28.96%	2,000,000	28.96%
#308 - 837 West Hastings Street
Vancouver, British Columbia
Canada V6C 3N6

All officers and directors as	4,000,000	57.92%	4,000,000	57.92%
Group (3 persons)

Zhu Yongfu	2,000,000	28.96%	2,000,000	28.96%
#41 Huanchen Road
Xinjian Middle School
Jinyun County, Zhejiang, P.R. China

[1]           Xin Chen, Chester Shynkaryk, and George Heard are our only promoters.

Changes in Control

There are no arrangements which may result in a change of control of FLM Minerals Inc. There are no known persons that may assume control of us after the offering.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name and Address	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Bader, Rudolf #803 - 1438 Richards St. Vancouver, British Columbia Canada, V6Z 3B8	4,000	0.06%	4,000	0.00%

Beardmore, Ian M. 2250 West 33rd Avenue, Vancouver, British Columbia Canada, V6M 1C2	15,800	2.29%	15,800	0.00%

Bin, Shao Wei Diankou Village, Fuyang City, Zhejiang Province, P.R. China	1,000	0.01%	1,000	0.00%

Chengying, Zhou #138 Xinzhong Street, Xinjian Town, Jinyun County, Zhejiang Province P.R. China	1,000	0.01%	1,000	0.00%

Clucas, James 3188 Robinson, Vancouver, British Columbia Canada, V7J 3E9	5,000	0.07%	5,000	0.00%

Clucas, Evelyn 3188 Robinson, Vancouver, British Columbia Canada, V7J 3E9	5,000	0.07%	5,000	0.00%

Corrado, Baymond 203 - 1835 Morton Ave., Vancouver, British Columbia Canada, V6G 1V3	10,000	0.14%	10,000	0.00%

Coulthard, Byron 14977 21st Ave., Surrey, British Columbia Canada, V4A 8G3	5,000	0.07%	5,000	0.00%

Dickson, Peter #218 - 10458 Mayfield Rd, Edmonton, Alberta Canada, T5P 4P4	65,000	0.94%	65,000	0.00%

Fei, Zhu Shuang Yanshanxia, Xinjian Town, Jinyun County, Zhejiang Province P.R. China	1,000	0.01%	1,000	0.00%

Gardner, Sandra L. #2303 - 837 West Hastings Street, Vancouver, British Columbia, Canada V6C 3N7	100,000	1.45%	100,000	0.00%

Gray, Don 863 March Pl., Parksville, British Columbia Canada, V9P 2N8	15,000	0.22%	15,000	0.00%

Hardy, Norman J. 505 - 104 25th Ave SW, Calgary, Alberta Canada T2S 0L9	10,000	0.14%	10,000	0.00%

Hongli, Zhang 383 West 44th Avenue, Vancouver, British Columbia Canada, V5Y 2V7	30,000	0.43%	30,000	0.00%

Hsu, Melinda 403 - 3727 West 10th Avenue, Vancouver, British Columbia Canada V6R 2G5	1,000	0.01%	1,000	0.00%

Jianping, Zhang 1026 Tuxedo Dr. Port Moody, British Columbia Canada V3H 1L4	1,000	0.01%	1,000	0.00%

Jin, Jean 1170 Howse Place, Coquitlam, British Columbia Canada V3K 5V7	10,000	0.14%	10,000	0.00%

Johnson S.R., Norm 701 - 505 Canyon Meadows Dr. SW, Calgary, Alberta Canada T2W 5V9	10,000	0.14%	10,000	0.00%

Johnson, Gavin 661 Andover Cres. West Vancouver, British Columbia Canada V7S 1Y4	3,000	0.04%	3,000	0.00%

Johnson, Steven 332 Lake Placid Green SE Calgary, Alberta Canada T2J 5A3	100,000	0.14%	100,000	0.00%

Johnson, Douglas #508 - 1440 Creekside Dr., Vancouver, British Columbia Canada V6J 5B6	150,000	2.17%	150,000	0.00%

Johnson, Lesley 412 - 8535 Bonaventure Drive SE, Calgary, Alberta Canada T2H 3A1	10,000	0.14%	10,000	0.00%

Johnson, Margaret J. 701 - 505 Canyon Meadows Dr. SW, Calgary, Alberta Canada T2W 5V9	10,000	0.14%	10,000	0.00%

Johnson, Marlee 23 Macewan Glen Way NW, Calgary, Alberta Canada	3,000	0.04%	3,000	0.00%

Junfan, Zhen 398 West 42nd Avenue, Vancouver, British Columbia Canada V5Y 2T4	1,000	0.01%	1,000	0.00%

Lewis, Cheryle 3304 Mary Anne Cres, Victoria, British Columbia Canada V9C 3L4	2,000	0.03%	2,000	0.00%

Lewis, Sharon 1009 - 1414 Barclay St. Vancouver, British Columbia Canada V6G 1J4	10,000	0.14%	10,000	0.00%

Lewis, Denise 148 Atkins Ave., Victoria, British Columbia Canada V9B 2Z8	2,000	0.03%	2,000	0.00%

Li, Zhe 5/Floor, 40# Xiaobalizhuang, South of the East Third Road, Chaoyang District, Beijing, P.R. China	1,000	0.01%	1,000	0.00%

Liang, Ding #43 - 7111 Lynnwood Drive, Richmond, British Columbia Canada V7C 5S9	1,000	0.01%	1,000	0.00%

Liu, Xiao 1015 King Georges Hwy, West Vancouver, British Columbia Canada V7S 1S8	33,000	0.48%	33,000	0.00%

Massihi, Patricia 203 - 1835 Morton Ave., Vancouver, British Columbia Canada V6G 1V3	10,000	0.14%	10,000	0.00%

Mowbray, Kyle 74 Cranceigh Manor SE, Calgary, Alberta Canada T3M 1J3	100,000	1.45%	100,000	0.00%

Peterson, Stuart c/o 602, 1000 5th Ave SW, Calgary, Alberta Canada T2P 4V1	30,000	0.43%	30,000	0.00%

Poore, Robert Suite 600 - 888 Dunsmier, Vancouver, British Columbia Canada V6C 3K4	10,000	0.14%	10,000	0.00%

Saleem, Mohamed Suite 601-1433 Beach Avenue, Vancouver, British Columbia Canada V6G 1Y3	2,000	0.03%	2,000	0.00%

She, Sharon 3625 West 24th Avenue, Vancouver, British Columbia CanadaV6S 1L7	20,000	0.03%	20,000	0.00%

Spanevello, Catherine E. #207 - 1440 Creekside Dr., Vancouver, British Columbia Canada V6J 5B6	10,000	0.14%	10,000	0.00%

Sunlon Renovation & Contracting Services Inc. 3181 Waverley Avenue, Vancouver, British Columbia Canada V5S 1G1	10,000	0.14%	10,000	0.00%

Supreme Canada Investment & Consulting Corp.[1] 19 West 60th Avenue, Vancouver, British Columbia Canada V5X 1Z3	52,500	0.76%	52,500	0.00%

Tomkies, Kester E. 10881 Sunshine Coast Hwy, Halfmoon Bay, British Columbia Canada V0N 1Y2	1,000	0.01%	1,000	0.00%

Van Vloten, Karen P.O. Box 34367, Stn. D. Vancouver, British Columbia Canada V6J 4P3	2,000	0.03%	2,000	0.00%

Wipf, Hilary #803 1438 Richards St. Vancouver, British Columbia Canada V6Z 3B8	2,000	0.03%	2,000	0.00%

Wu, Wuyi 233 Angela Dr., Port Moody, British Columbia Canada	1,000	0.01%	1,000	0.00%

Xiaoqing, Du 900 - 789 West Pender St., Vancouver, British Columbia Canada V6C 1H2	1,000	0.01%	1,000	0.00%

Xin, Wei 1412 Chippendale Road, West Vancouver, British Columbia Canada V7S 2N6	1,000	0.01%	1,000	0.00%

Yao, Zhicheng 1015 King Georges Hwy, West Vancouver, British Columbia Canada V7S 1S8	1,000	0.01%	1,000	0.00%

Yongfu, Zhu #41 Huancheng Road, Xinjian Middle School, Jinyun County, Zhejiang Province, P.R. China	1,000	0.01%	1,000	0.00%

Yujiao, Qin 2558 Westhill Drive, West Vancouver, British Columbia Canada V7S 3B7	1,000	0.01%	1,000	0.00%

Zak, Gary 821 - 475 Howe Street, Vancouver, British Columbia Canada	31,000	0.45%	31,000	0.00%

Zhao, Wei Chun Mail Box 69, University of Chinese Medicine, Hangzhou City, Zhejiang, P.R. China	1,000	0.01%	1,000	0.00%

Zhengyong, Gao 794 East 20th Avenue, Vancouver, British Columbia Canada V5V 1N3	1,000	0.01%	1,000	0.00%

Zukowski, Debbie 21 - 4055 Indian River Dr., North Vancouver, British Columbia Canada V7G 2R4	2,000	0.03%	2,000	0.00%

TOTALS	906,300	13.12%	906,300	0.00%

[1]	Supreme Canada Investment & Consulting Corp. is owned and controlled by James Shao who has voting and investment control over the shares held by Supreme Canada Investment & Consulting Corp.

[2]	Sunlon Renovation & Contracting Services Inc. is owned and controlled by Henry Chen who has voting and investment control over the shares held by Sunlon Renovation & Contracting Services, Inc.

We issued the foregoing 906,300 shares of common stock as restricted securities pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.  To our knowledge there are no connections, relationships or arrangements between them and any other entities other than as described herein.

None of the selling shareholders has, or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

None of the selling shareholders is a broker-dealer or an affiliate of a broker dealer.

Future sales by existing stockholders

A total of 6,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.  Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one  year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock.  There are no outstanding options or warrants to purchase, or securities convertible into, our common stock.  There are 56 holders of record of our common stock.  The record holders are our officers and directors and 53 shareholders who collectively own 6,906,300 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 50% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.  78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation.  Neither of the foregoing events seems likely will occur.  Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report.  Further, we will not voluntarily send you an annual report.  We will be required to file reports with the SEC under section 15(d) of the Securities Act.  The reports will be filed electronically.  The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K.  You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is located Corporation Trust Company of Nevada 6100 Neil Road, Suite 500 Reno, Nevada 89511 and its telephone number is (775) 688-3061.

CERTAIN TRANSACTIONS

In August 2006, we issued a total of 6,000,000 shares of restricted common stock to our officers and directors in consideration of $60.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to November 30, 2009, included in this prospectus have been audited by MaloneBailey LLP, Certified Public Accountants, Westchase District 10350 Richmond Ave., Suite 800, Houston, Texas 77042, telephone 713.343.4200 as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, and telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is November 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Registered Public Accounting Firm.

Our financial statements for the three months ending May 31, 2010 (unaudited) and the years ending November 30, 2009 and 2008 (audited), immediately follow:

FLM MINERALS INC.
(An Exploration Stage Company)

Financial Statements

FLM MINERALS INC.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US Dollars)

	May 31,	November 30,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash	$70,758	$81,795
Total Assets	$70,758	$81,795
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,700	$7,100
Total Liabilities	3,700	7,100

Stockholders' Equity
Preferred Stock, 100,000,000 shares authorized, $0.00001 par value
None issued	-	-
Common Stock, 100,000,000 shares authorized, $0.00001 par value
6,906,300 shares issued and outstanding - par value	69	69
Additional paid in capital	271,881	271,881
Deficit accumulated during the exploration stage	(204,892)	(197,255)
Total Stockholders' Equity	67,058	74,695
Total Liabilities and Stockholders' Equity	$70,758	$81,795

The Accompanying Notes are an Integral Part of These Financial Statements

FLM MINERALS INC.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US Dollars)
(Unaudited)

					Period
					From
	Three	Three	Six	Six	August 31, 2006
	Month	Month	Month	Month	(Date of
	Ended	Ended	Ended	Ended	Inception)
	May 31,	May 31,	May 31,	May 31,	to May 31,
	2010	2009	2010	2009	2010

Expenses
General and administrative	$318	$831	$527	$1,290	$86,844
Mineral property costs	-		-	-	25,227
Professional fees	5,010	3,600	7,110	7,725	92,821
Total expenses	5,328	4,431	7,637	9,015	204,892
Net loss for the period	$(5,328)	$(4,431)	$(7,637)	$(9,015)	$(204,892)

Net loss per share
Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of shares
outstanding - basic and diluted	6,906,300	6,906,300	6,906,300	6,906,300

The Accompanying Notes are an Integral Part of These Financial Statements

FLM MINERALS INC.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US Dollars)
(Unaudited)

			Period From
			August 31, 2006
	Six Month	Six Month	(Date of
	Ended	Ended	Inception)
	May 31,	May 31,	to May 31,
	2010	2009	2010

Cash flows used in operating activities	-		-
Net loss for the period	$(7,637)	$(9,015)	$(204,892)
Changes in operating assets and liabilities
Increase (decrease) in accounts payable and accrued liabilities	(3,400)	(4,400)	3,700
Net cash used in operating activities	(11,037)	(13,415)	(201,192)

Cash flows from financing activities
Capital stock issued	-		271,950
Subscriptions collected	-		-
Net cash from financing activities	-		271,950
Cash flows used in investing activities
Due from related party	-		-
Net cash from investing activities	-		-

Cash increase (decrease) during the period	(11,037)	(13,415)	70,758

Cash beginning of the period	81,795	103,799	-

Cash end of the period	$70,758	90,384	$70,758

Supplemental of cash flow information:
Interest paid	$-		$-
Income taxes paid	$-		$-

The Accompanying Notes are an Integral Part of These Financial Statements

FLM Minerals Inc.
(An Exploration Stage Company)
Notes to Financial Statements
May 31, 2010
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND CONTINUANCE OF BUSINESS

Basis of Presentation

The unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q of Article 10 of Regulations S-X in the United States of America and are presented in United States dollars. They do not include all information and footnotes required by United States generally accepted accounting principles for complete financial statements.

The interim unaudited consolidated financial statements should be read in conjunction with those consolidated financial statements included in Form 10-K. In the opinion of Management, all adjustments considered necessary for fair presentation, consisting solely of normal recurring adjustments, have been made.  Operating results for the six months ended May 31, 2010 are not necessarily indicative of the results that may be expected for the year ending November 30, 2010.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at May 31, 2010, the Company has never generated any revenues and has an accumulated loss of $204,892 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These interim financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the filing date of this Form 10-Q and has determined that there were no subsequent events to recognize or disclose in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
FLM Minerals, Inc.
(an exploration stage company)
Beijing, China

We have audited the accompanying balance sheet of FLM Minerals, Inc. (“FLM”) as of November 30, 2009 and the related statements of operations, stockholders’ equity, and cash flows for the year ended November 30, 2009 and for the period from August 31, 2006 (inception) through November 30, 2009. Amounts relating to the period from inception through November 30, 2008 were audited by other auditors, whose report appears herein.  These financial statements are the responsibility of FLM. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. FLM is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of FLM’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FLM as of November 30, 2009, and the results of its operations and its cash flows for the year ended and for the period from August 31, 2006 (inception) through November 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that FLM will continue as a going concern. As discussed in Note 1 to the financial statements, FLM has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONEBAILEY, LLP
MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

February 26, 2010

KEMPISTY & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
FLM Minerals Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of FLM Minerals Inc. (an exploration stage company) as of November 30, 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the company management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FLM Minerals Inc. (an exploration stage company) at November 30, 2008 and the results of its operations and its cash flows for the year then ended. The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to financial statements, the Company is in the exploration stage, and has no permanently established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KEMPISTY & COMPANY CPAs PC
Kempisty & Company
Certified Public Accountants PC
New York, New York
February 25, 2009

FLM MINERALS INC.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US Dollars)

	November 30,	November 30,
	2009	2008

Assets
Current Assets
Cash	$81,795	$103,799
Total Assets	$81,795	$103,799

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,100	$6,200
Total Liabilities	7,100	6,200

Stockholders' Equity
Preferred Stock, 100,000,000 shares authorized, $0.00001 par value
None issued

Common Stock, 100,000,000 shares authorized, $0.00001 par value
6,906,300 (November 30, 2007 - 6,906,300) shares issued and outstanding - par value	69	69

Additional paid in capital	271,881	271,881

Deficit accumulated	(197,255)	(174,351)
Total Stockholders' Equity	74,695	97,599
Total Liabilities and Stockholders' Equity	$81,795	$103,799

The Accompanying Notes are an Integral Part of These Financial Statements

FLM MINERALS INC.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US Dollars)

			Period
			From
			August 31, 2006
	Year		(Date of
	Ended		Inception)
	November 30,	November 30,	to November 30,
	2009	2008	2009

Expenses
General and administrative	$2,763	$54,239	$86,317
Mineral property costs (Note 3)	-	-	25,227
Professional fees	20,141	23,542	85,711
Total expenses	22,904	77,781	197,255
Net loss for the period	$(22,904)	$(77,781)	$(197,255)

Net loss per share
Basic and diluted	$(0.00)	$(0.01)

Weighted average number of shares
outstanding - basic and diluted	6,906,300	6,906,300

The Accompanying Notes are an Integral Part of These Financial Statements

FLM MINERALS INC.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US Dollars)

			Period
			From
	Year		August 31, 2006
	Ended		(Date of Inception)
	November 30,	November 30,	to November 30,
	2009	2008	2009
Cash flows used in operating activities	-	-	-
Net loss for the period	$(22,904)	$(77,781)	$(197,255)
Changes in operating assets and liabilities
Increase (decrease) in accounts payable and accrued liabilities	900	100	7,100
Net cash used in operating activities	(22,004)	(77,681)	(190,155)
Cash flows from financing activities
Capital stock issued	-	-	271,950
Subscriptions collected	-	-	-
Net cash from financing activities	-	-	271,950
Cash flows used in investing activities
Due from related party	-	-	-
Net cash from investing activities	-	-	-
Cash increase (decrease) during the period	(22,004)	(77,681)	81,795
Cash beginning of the period	103,799	181,480	-
Cash end of the period	$81,795	$103,799	$81,795

Supplemental of cash flow information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The Accompanying Notes are an Integral Part of These Financial Statements

FLM Minerals Inc.
(An Exploration Stage Company)
Statements of Changes in Stockholders’ Equity
From period August 31, 2006 (inception) through November 30, 2009

			Additional
	Common Stock		Paid in	Subscriptions	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total
Balance at August 31, 2006
(inception)	-	$-	$-	$-	$-	$-
Capital stock issued for cash
at $0.00001 per share	6,000,000	60	-	-	-	60
Capital stock issued for cash
at $0.30 per share	906,300	9	271,881	(42,600)	-	229,290
Net loss for period	-	-	-	-	(18,200)	(18,200)
Balance at November 30, 2006	6,906,300	69	271,881	(42,600)	(18,200)	211,150
Share subscriptions received	-	-	-	42,600	-	42,600
Net loss for year	-	-	-	-	(78,370)	(78,370)
Balance at November 30, 2007	6,906,300	69	271,881	-	(96,570)	175,380
Net loss for year	-	-	-	-	(77,781)	(77,781)
Balance at November 30, 2008	6,906,300	69	271,881	-	(174,351)	97,599
Net loss for year ended November 30, 2009	-	-	-	-	(22,904)	(22,904)
Balance at November 30, 2009	6,906,300	$69	$271,881	$-	$(197,255)	$74,695

The Accompanying Notes are an Integral Part of These Financial Statements

FLM Minerals Inc.
(An Exploration Stage Company)
Notes to Financial Statements
November 30, 2009

NOTE 1 – NATURE OF OPERATIONS AND GOING CONCERN

FLM Minerals Inc. (the “Company”) was incorporated in Nevada on August 31, 2006. The Company is an Exploration Stage Company.  The Company’s principal business is the acquisition and exploration of mineral properties. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at November 30, 2009, the Company has never generated any revenues and has an accumulated loss of $197,255 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These interim financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Earnings (Loss) Per Share

The Company computes earnings (loss) per share in accordance with Accounting Standards Codification 260, "Earnings per Share". ASC 260 requires presentation of both basic and diluted earnings per share on the face of the income statement. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

FLM Minerals Inc.
(An Exploration Stage Company)
Notes to Financial Statements
November 30, 2009

Fair Value of Financial Instruments

Financial instruments are recorded at fair value in accordance with the standard for "Fair Value Measurements codified within ASC 820", which defines fair values, establishes a three level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measurements:
∙Level 1--inputs to the valuation methodology are quoted prices (unadjusted) for identical asset or liabilities in active markets.
∙Level 2--inputs to the valuation methodology include closing prices for similar assets and liabilities in active markets, and inputs that are observable for the assets and liabilities, either directly, for substantially the full term of    the financial instruments.
∙Level 3--inputs to the valuation methodology are observable and significant to the fair value.

Mineral Property Costs

The Company has been in the exploration stage since its inception on August 31, 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under ASC 360, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Long-lived Assets

In accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in a foreign currency and management has adopted ASC 830, “Foreign Currency Matters”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

FLM Minerals Inc.
(An Exploration Stage Company)
Notes to Financial Statements
November 30, 2009

Recent Accounting Pronouncements

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning July 1, 2009.

NOTE 3 – MINERAL PROPERTIES

The cost of the mineral property was not capitalized. Cumulative to November 30, 2009, the Company has recognized property expenses of $25,227 ($5,000 for option payment; $20,227 for property evaluation), as it has not yet been determined whether there are proven or probable reserves on the property.

NOTE 4 – INCOME TAXES

	November 30,
	2009	2008
Deferred tax asset	67,000	59,000
Valuation allowance	(67,000)	(59,000)
Net deferred tax asset	$-	$-

Net operating loss carryforwards totaled approximately $197,000 and $ 174,000 at November 30, 2009 and 2008. The net operating loss carryforwards will begin to expire in the year 2029 if not utilized. After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at November 30, 2009 and 2008 due to the uncertainty of realizing the deferred tax assets.Utilization of the Company's net operating loss carryforwards are limited based on changes in ownership as defined in Internal Revenue Code Section 382.

NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the filing date of this Form 10-K and has determined that there were no subsequent events to recognize or disclose in these financial statements.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.           Article 4 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2.           Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3.           Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$8.35
Printing Expenses	291.65
Accounting Fees and Expenses	9,000.00
Legal Fees and Expenses	20,000.00
Blue Sky Fees/Expenses	500.00
Transfer Agent Fees	200.00
TOTAL	$30,000.00

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we issued 6,906,000 shares of common stock to 56 individuals in consideration of $271,950.00. All of the shares were issued pursuant to Regulation S of the Securities Act of 1933 in that all of the shares were sold outside the United States of America to non-US. persons.  Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.	EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1 (1)	Articles of Incorporation.
3.2 (1)	Bylaws.
4.1 (1)	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
23.1	Consent of MaloneBailey LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Kempisty & Company, Certified Public Accountants PC
23.3	Consent of Conrad C. Lysiak, Esq.

(1)	Previously filed as an exhibit to our Form S-1 registration statement on February 28, 2007, SEC file no. 333-140933

ITEM 28.	UNDERTAKINGS.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	To include any additional or changed material information on the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)           For determining any liability under the Securities Act of 1933:

(i)
we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)
we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)
we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Post Effective Amendment No. 1 to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, China, on this 1st day of October, 2010.

FLM MINERALS INC.
(Registrant)

BY:	XIN CHEN
Xin Chen
President, Principal Executive Officer, Principal Financial Officer, Secretary, and sole member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Xin Chen, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

XIN CHEN	President, Principal Executive Officer,	October 1, 2010
Xin Chen	Principal Financial Officer, Secretary, and sole member of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Document Description

3.1 (1)	Articles of Incorporation.
3.2 (1)	Bylaws.
4.1 (1)	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
23.1	Consent of MaloneBailey LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Kempisty & Company, Certified Public Accountants PC
23.3	Consent of Conrad C. Lysiak, Esq.

(1)	Previously filed as an exhibit to our Form S-1 registration statement on February 28, 2007, SEC file no. 333-140933